AMENDED AND RESTATED SCHEDULE A

dated ____________________, 2026

to the

EXPENSE LIMITATION AGREEMENT

dated September 30, 2024 between

THE ADVISORS’ INNER CIRCLE FUND III

and

RWC ASSET MANAGEMENT LLP

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Redwheel Next Generation Power Infrastructure Fund	A Class	1.00%	September 30, 2026
	Institutional Class
Redwheel International Value ETF	Not Applicable	0.65%	January 31, 2028

ACKNOWLEDGED AND ACCEPTED BY

THE ADVISORS INNER CIRCLE FUND III

Name:

Title:

RWC ASSET MANAGEMENT LLP

Name:

Title:

A-1